Exhibit 99.1

JohnsonDiversey, Inc.

8310 16th Street

Sturtevant, WI 53177

JOHNSONDIVERSEY NAMES NORMAN CLUBB NEW EXECUTIVE

VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

— Current CFO, Joe Smorada, to Retire —

STURTEVANT, WI. – January 7, 2010 – JohnsonDiversey, Inc. and JohnsonDiversey Holdings, Inc. today named former Unilever executive Norman Clubb Executive Vice President and Chief Financial Officer, effective January 11, 2010. Clubb will succeed retiring Executive Vice President and Chief Financial Officer Joseph Smorada.

“We’re pleased to have such a strong financial and operational leader join our company,” said Chairman S. Curtis Johnson. “Norm brings to this role a deep knowledge of our industry and our operations.”

Clubb was a JohnsonDiversey director from February 2007 until November 2009, serving as an appointee of Unilever NV. Unilever was a one-third shareholder of the company until the November 24, 2009 completion of a recapitalization and equity transaction involving the private equity firm of Clayton Dubilier & Rice, LLC. Unilever retains a warrant to acquire a four percent interest in the company.

Earlier in his career, Norm served from 1989 – 1996 as Senior Vice President for Finance and Operations for the Diversey Corporation. He later held the position of Senior Vice President for Finance and Supply Chain for DiverseyLever from 1996 – 1999, the period immediately following Unilever’s acquisition of the Diversey business.

Clubb most recently served as President and Chief Operating Officer for Unilever Food Solutions in North America and Latin America. Previously, he served as Senior Vice President of Finance for Unilever’s Foods Division from 2000 – 2004. He also held the roles of Senior Vice President of Finance for Unilever’s Central Asia and Middle East Business Group from 1999 – 2000.

Joseph Smorada has served as Executive Vice President and Chief Financial Officer since November 2004. In this capacity, he led the company’s three-year restructuring program and the recent recapitalization.

“Joe has been a strong financial leader for JohnsonDiversey, contributing to a highly successful restructuring and refocusing on our core business,” Johnson said. “Joe has helped put us in a very strong financial position to grow our global business.”

-more-

JohnsonDiversey Announces New EVP, CFO – page 2

Prior to joining JohnsonDiversey, Smorada held various financial leadership positions with several companies, most recently at Axel Johnson Inc.

-end-

CONTACT:

John Matthews

Senior Vice President, Corporate Affairs,

Chief of Staff to the President and CEO

(262)-631-2120

john.matthews@johnsondiversey.com

ABOUT JOHNSONDIVERSEY

JohnsonDiversey Inc. is committed to a cleaner, healthier future. Its products, systems and expertise make food, drink and facilities safer and more hygienic for consumers and for building occupants. With sales into more than 175 countries, JohnsonDiversey is a leading global provider of commercial cleaning, sanitation and hygiene solutions. The company serves customers in the building management, lodging, food service, retail, health care, and food and beverage sectors. JohnsonDiversey is headquartered in Sturtevant, Wisconsin, USA. JohnsonDiversey will change its name to Diversey, Inc. early this year. To learn more, visit www.johnsondiversey.com.